                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by the Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                      INSIGNIA SOLUTIONS PLC
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth
                the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
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           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                [INSIGNIA LOGO]

                                March [  ], 2001

To Our Shareholders:

    You are cordially invited to attend the 2001 Annual General Meeting of Shareholders of Insignia Solutions plc to be held at Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH, United Kingdom, on Thursday, April 26, 2001, at 12:30 p.m., local time.

    The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual General Meeting and Proxy Statement.

    It is important that you use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

    The proxy card should be returned to the offices of Insignia Solutions plc at Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH, United Kingdom, not later than 12:30 p.m. on Tuesday, April 24, 2001, being 48 hours prior to the time fixed for the Annual General Meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

    The transfer books of Insignia Solutions plc will not be closed prior to the meeting but, pursuant to appropriate action by the Board of Directors, the record date for determination of the shareholders entitled to notice of and vote at the meeting is March 19, 2001.

    The Notice, Proxy Statement and Proxy Card enclosed herewith are sent to you by order of the Board of Directors.

Sincerely,

/s/ RICHARD M. NOLING

Richard M. Noling

President and Chief Executive Officer

                             INSIGNIA SOLUTIONS PLC
                            ------------------------

                        NOTICE OF ANNUAL GENERAL MEETING
                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual General Meeting of Insignia Solutions plc ("Insignia" or the "Company") will be held at Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH, United Kingdom, on Thursday, April 26, 2001 at 12:30 p.m., local time, to transact the following business:

    1. To receive the U.K. statutory accounts of Insignia for the year ended December 31, 2000, together with the Directors' and Auditors' reports thereon.

    2.  To consider the following Ordinary Resolution: "THAT
PricewaterhouseCoopers be reappointed as U.K. statutory auditors of Insignia to hold office until the conclusion of the next general meeting at which accounts are laid before the company and THAT the directors be authorized to fix their remuneration."

    3. To elect as a director John C. Fogelin, who was appointed as a director of Insignia during the year since the last annual general meeting.

    4.  To re-elect as a director Richard M. Noling.

    5.  To re-elect as a director Albert E. Sisto.

    6. To consider the following Ordinary Resolution: "THAT the Rules of the Company's U.K. Employee Share Option Scheme 1996 be amended so that the reference to "will exceed 5,072,071 ordinary shares" in Rule 4.2 thereof be substituted by a reference to "will exceed 6,072,071 ordinary shares."

    7. To consider the following Ordinary Resolution: "THAT Insignia's 1995 Incentive Stock Option Plan for U.S. Employees be amended so that the reference to "shall be five million seventy-two thousand and seventy-one (5,072,071) Shares" in Section 2.1 thereof be substituted by a reference to "shall be six million seventy-two thousand and seventy-one (6,072,071) Shares."

    8. To consider the following Ordinary Resolution: "THAT the Company's authorized share capital be increased to L10,600,000 by the creation of an additional 20,000,000 ordinary shares of 20p nominal value, each ranking PARI PASSU in all respects with the existing ordinary shares in the capital of the Company."

    9.  To consider the following Ordinary Resolution: "THAT, in accordance with
Section 80 of the Companies Act 1985 (the "Act"), the directors be and are hereby generally and unconditionally authorized to exercise all the powers of the Company to allot relevant securities (as defined in Section 80 of the Act) up to an aggregate nominal amount of L5,244,849.80 provided that this authority (unless previously revoked or renewed) shall expire on April 25, 2006 and that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired; and THAT the authority conferred on the directors by an ordinary resolution passed on May 27, 1999 to allot shares up to an aggregate nominal amount of L2,930,913.20 (to expire on May 26, 2004) shall cease to have effect upon and with effect from the passing of this resolution."

    10. To consider the following Special Resolution: "THAT, conditionally upon the passing of the Resolution numbered 9 above, in accordance with
Section 95(1) of the Act, the directors be and are hereby given power, for the period commencing on and with effect from the date of adoption of this Resolution and (unless previously revoked or renewed) expiring on April 25, 2006, to allot equity securities (as defined in Section 94(2) of the Act) pursuant to the authority conferred by the Resolution numbered 9 above as if
Section 89(1) of the Act did not apply to such allotment; and THAT the power conferred on the directors by a special resolution passed on May 27, 1999 to allot shares up to an aggregate nominal amount of L2,930,913.20 as if
Section 89 of the Act did not apply to such allotment (to expire on May 26, 2004) shall cease to have effect upon and with effect from the passing of this resolution."

    11. To transact any other ordinary business of Insignia.

                                          BY ORDER OF THE BOARD

                                          /s/ RICHARD M. NOLING

                                          Richard M. Noling
                                          President and Chief Executive Officer

Dated March [      ], 2000

REGISTERED OFFICE:
Insignia House
The Mercury Centre
Wycombe Lane, Wooburn Green
High Wycombe
Buckinghamshire, HP10 0HH

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

    THE PROXY SHOULD BE RETURNED TO THE OFFICES OF INSIGNIA AT INSIGNIA HOUSE, THE MERCURY CENTRE, WYCOMBE LANE, WOOBURN GREEN, HIGH WYCOMBE, BUCKINGHAMSHIRE, HP10 0HH, UNITED KINGDOM, NOT LATER THAN 12:30 P.M. ON TUESDAY, APRIL 24, 2001, BEING 48 HOURS PRIOR TO THE TIME FIXED FOR THE ANNUAL GENERAL MEETING.

                                     NOTES

1. A member entitled to attend and vote at the meeting is entitled to appoint one or more proxies to attend and, on a poll, vote in his stead. A proxy need not be a shareholder of Insignia. Completion and return of a form of proxy will not prevent a member from attending and voting at the meeting.

2. There are available for inspection at the registered office of Insignia during usual business hours on any weekday (Saturdays and public holidays excepted), and, at the place of the Annual General Meeting, from at least fifteen minutes prior to and until the conclusion of the Annual General
    Meeting:

    (a) copies of the directors' service agreements with Insignia or any of its subsidiaries other than those agreements expiring or determinable by the employing company without payment of compensation within one year; and

    (b) the Register of Directors' Interests.

                             INSIGNIA SOLUTIONS PLC

                                 INSIGNIA HOUSE
                               THE MERCURY CENTRE
                          WYCOMBE LANE, WOOBURN GREEN
                                  HIGH WYCOMBE
                           BUCKINGHAMSHIRE, HP10 0HH
                                 UNITED KINGDOM

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              MARCH [      ], 2001

    This Proxy Statement is for holders of ordinary shares of 20p each and holders of American depositary shares ("ADSs") evidenced by American depositary receipts of Insignia Solutions plc ("Insignia"), a company organized under the laws of England and Wales. This proxy statement is furnished by the Board of Directors of Insignia (the "Board") in connection with the solicitation of specific voting instructions from holders of ADSs and proxies from holders of ordinary shares for voting at the Annual General Meeting of Insignia to be held at Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH, United Kingdom, on Thursday, April 26, 2001 at 12:30 p.m., local time. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the person or persons appointed as proxy will vote or abstain from voting, at their discretion.

    At March 19, 2001, Insignia had 19,114,901 ordinary shares outstanding and entitled to vote, of which approximately 95.4% were held in the form of ADSs. Each ADS represents one ordinary share. A minimum of two persons holding together not less than one-third of the ordinary shares in issue will constitute a quorum for the transaction of business at the meeting. This proxy statement and the accompanying form of Proxy were first mailed to shareholders on or about March 26, 2001. Attached, beginning at page F-1 of this proxy statement, is Insignia's U.K. Statutory Directors' Report and Accounts for the year ended December 31, 2000 prepared in compliance with the U.K. Companies Act 1985 (the "Act"). In addition, the 2000 Annual Report and Form 10-K is enclosed with this proxy statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    Holders of ordinary shares entitled to attend and vote at the meeting may appoint a proxy to attend and, on a poll of such holders, to vote in their place. A proxy need not be a shareholder of Insignia. Voting will be by a poll on all the resolutions to be considered. Holders of Insignia's ordinary shares are entitled to one vote for each ordinary share held. Shares may not be voted cumulatively.

    Proposals 2 through 9 in the notice are ordinary resolutions. An ordinary resolution requires the affirmative vote of a majority of the votes cast at the meeting. Proposal 10 in the notice is a special resolution. A special resolution requires the affirmative vote of at least 75% of the votes cast at the meeting. Insignia will tabulate all votes and will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will not be counted in determining the votes. A form of proxy is enclosed which, to be effective, must be signed, dated and deposited at the Registered Office of Insignia (Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH) not less than 48 hours before the time of the meeting, together with the power of attorney or other authority (if any) under which it is signed. Holders of ADSs should complete and return the voting instruction form provided to them in accordance with the instructions contained therein, so that it is received on or before Thursday, April 19, 2001. The close of business on March 19, 2001 has been fixed as the record date for the determination of the holders of ADSs entitled to provide voting instructions to The Bank of New York, as depositary.

    Insignia will pay the expenses of soliciting proxies and voting instructions. Following the original mailing of the proxies and other soliciting materials, Insignia and/or its agents may also solicit proxies and voting instructions by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Insignia will request that brokers, custodians, nominees, The Bank of New York, as depositary, and other record holders of Insignia's ordinary shares or ADSs forward copies of the proxies and other soliciting materials to persons for whom they hold ordinary shares or ADSs and request authority for the exercise of proxies and/or voting instructions. In such cases, Insignia, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                            REVOCABILITY OF PROXIES

    Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it any time prior to one hour before the commencement of the meeting by written instrument delivered to Insignia stating that the proxy is revoked, by attendance at the meeting and voting in person or by duly filing a replacement proxy. Please note, however, that if a person's shares are held of record by a broker, bank or other nominee and that person wishes to vote at the meeting, the person concerned should ensure that the broker, bank or other nominee duly appoints such person as its proxy in order that he or she may do so.

      PROPOSAL 1: RECEIPT OF U.K. STATUTORY DIRECTORS' REPORT AND ACCOUNTS

    At the meeting, shareholders will receive the U.K. statutory accounts of Insignia in respect of the financial year ended December 31, 2000, together with Directors' and Auditors' reports relating to those accounts. It is a U.K. legal requirement that the accounts and the reports are laid before the shareholders of Insignia in general meeting, following which they will be approved by and signed on behalf of the Board of Directors and delivered to Companies House in the U.K. on or before July 31, 2001. Shareholders are not being asked to vote on this proposal. The U.K. statutory Directors' Report and Accounts are attached hereto beginning on page F-1.

             PROPOSAL 2: RE-APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Insignia has selected PricewaterhouseCoopers as its U.K. statutory auditors to perform the audit of Insignia's financial statements for 2001, and the shareholders are being asked to ratify such selection. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

             THE BOARD RECOMMENDS A VOTE FOR THE RE-APPOINTMENT OF
                             PRICEWATERHOUSECOOPERS

          PROPOSALS 3, 4 AND 5: ELECTION AND RE-ELECTION OF DIRECTORS

    At the meeting, shareholders will consider the election of John C. Fogelin, who was appointed as a director of Insignia during the year since the last annual general meeting. Shareholders will also consider the re-election of Richard M. Noling and Albert E. Sisto, both of whom retire by rotation.

    Insignia's Articles of Association stipulate that the minimum number of directors is two, but do not set any maximum number. Directors may be elected by the shareholders, or appointed by the Board, and remain in office until they resign or are removed by the shareholders. In addition, at each Annual General Meeting the third of the directors who have been in office longest since their last election, as well as any directors appointed by the Board during the preceding year, are required to resign and are then considered for re-election, assuming they wish to stand for re-election. Of the current directors, Vincent
S. Pino and David G. Frodsham will be considered for re-election in 2002, assuming no additional directors are appointed by the Board during the year. In the election of directors, each shareholder is entitled on a poll to one vote for each ordinary share held. Shares may not be voted cumulatively.

DIRECTORS/NOMINEES

    The names of the nominees and the other directors of Insignia, and other information about them, are set forth below:

                                                                                   DIRECTOR
NAME OF NOMINEE OR DIRECTOR           AGE             PRINCIPAL OCCUPATION          SINCE
---------------------------         --------   ----------------------------------  --------
NOMINEES
John C. Fogelin...................     35      Vice President and Co-General         2001
                                                 Manager, Wind River Systems,
                                                 Platform Business Unit
Richard M. Noling.................     52      President and Chief Executive         1997
                                               Officer of Insignia
Albert E. Sisto(1)................     51      President of Phoenix Technologies,    1997
                                                 Inc.

DIRECTORS
Nicholas, Viscount Bearsted(2)....     51      Chairman of the Board of Insignia     1988
David G. Frodsham(2)..............     44      Chief Executive Officer of Argo       1999
                                                 Interactive Group
Vincent S. Pino(1)(2).............     52      President of Alliance Imaging,        1998
                                               Inc.

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    John C. Fogelin was appointed a director of Insignia in January, 2001. He currently serves as Vice President and General Manager of Wind River Systems Platforms Business Unit. Mr. Fogelin oversees all aspects of research and development for the Wind River Tornado tools and VXWorks operating system. Previously, Mr. Fogelin designed hardware for embedded applications used in devices ranging from biomedical equipment to arcade games.

    Richard M. Noling was named President and Chief Executive Officer and a director of Insignia in March 1997. He also served as Chief Financial Officer, Senior Vice President of Finance and Operations and Company Secretary between April 19, 1996 and October 1, 1997 and Chief Operations Officer between February and March 1997. From August 1995 to February 1996, Mr. Noling was Vice President and Chief Financial Officer at Fast Multimedia, Inc., a German-based computer software and hardware developer. From November 1994 to August 1995, he was Chief Financial Officer for DocuMagix Inc., a personal paper management software company. From June 1991 to October 1994, Mr. Noling served as Senior Vice President and Chief Financial Officer for Gupta Corporation. He received a Bachelor of Arts degree in aerospace and mechanical engineering science from the University of California (San Diego) in 1970. He received an M.A. degree in theology from the Fuller Theological Seminary in 1972, and an M.S. degree in business administration in 1979 from the University of California (Irvine).

    Albert E. Sisto was appointed as a director of Insignia in March 1997. He is currently President of Phoenix Technologies, Ltd., a company that provides system enabling software designed into PC's as well as other devices. He served as Chief Operating Officer of RSA Data Security, Inc., a wholly owned subsidiary of Securities Dynamics Technologies, Inc., from December 1997 to February 1999. He served as the President, Chief Executive Officer and Chairman of the Board of Directors of DocuMagix Inc. from October 1994 until December 1997. From September 1989 to September 1994, Mr. Sisto served as

President and Chief Executive Officer of PixelCraft, an imaging software and equipment company. He received a B.E. degree in engineering from the Stevens Institute of Technologies in 1971.

    Nicholas, Viscount Bearsted has served as Chairman of the Board of Directors of Insignia since March 1997 and as a director of Insignia since January 1988. He also served as Chairman of the Board from January 1988 to March 1995, and he was Insignia's Chief Executive Officer from September 1988 until
September 1993. From May 1999 to July 2000 he also served as Chief Executive Officer of Airpad Ltd., a company based in the United Kingdom that developed and manufactured peripheral products for the games console and personal computer market. From January 1996 to May 1996, he served as Chief Executive Officer and a director, and from April 1994 to January 1996, as Deputy Chief Executive Officer and a director, of Hulton Deutsch Collection Ltd., a photographic content provider. He founded Alliance Imaging Inc. in 1984 and served as a senior executive until 1987 and as a director until 1988. Since 1980, he has been a corporate and computer consultant. He received a Bachelors degree in chemistry from Oxford University in 1972. He also serves as a Director of Mayborn Group plc.

    David G. Frodsham was appointed a director of Insignia in August 1999. He currently serves as Chief Executive Officer of Argo Interactive Group, a provider of wireless Internet technology, based in the United Kingdom. Previously he was Chief Operating Officer with Phoenix Technologies Ltd. Prior to that he founded and was Chief Executive Officer for Distributed Information Processing Research Ltd., involving software design for the handheld/palmtop market. Before that he was International Business Manager with Psion PLC, and also held technical and marketing positions with SEL and Zeneca. He received a
B. Sc. from Kings College, London and an MBA from INSEAD in France.

    Vincent S. Pino was appointed a director of Insignia in October 1998. He has served as President of Alliance Imaging, Inc. since February 1998. Alliance Imaging is a provider of diagnostic imaging and therapeutic services. Mr. Pino began his association with Alliance in 1988 as Chief Financial Officer. From 1991 through 1993 Mr. Pino held the position of Executive Vice President and Chief Financial Officer. From 1986 to 1988, Mr. Pino was President of Pacific Capital, where he provided financial consulting services to corporations and publicly registered real estate limited partnerships. Prior to joining Pacific Capital, Mr. Pino held executive staff positions with Petrolane Incorporated, a diversified services company. Mr. Pino received an MBA and a B.S. degree in finance from the University of Southern California in 1972 and 1970, respectively.

BOARD MEETINGS AND COMMITTEES

    The Board met nine (9) times, including telephone conference meetings, during 2000. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served).

    Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

    Nicholas, Viscount Bearsted, Mr. Frodsham and Mr. Pino are the current members of the Audit Committee, which met four (4) times during 2000.
Mr. Frodsham was elected to the Committee in October 1999 and Mr. Pino was elected to the Committee in July 2000. The Audit Committee meets with Insignia's independent accountants to review the adequacy of Insignia's internal control systems and financial reporting procedures; reviews the general scope of Insignia's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by Insignia's auditors, reviews the fairness of any proposed transaction between any officer, director or other affiliate of Insignia and Insignia, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which Insignia's shares may be listed.

    Mr. Pino and Mr. Sisto are the current members of the Compensation Committee, which met once during 2000. The Compensation Committee recommends compensation for officers and employees of Insignia, grants options under Insignia's employee option plans (other than grants to non-officers of options pursuant to guidelines established by the Board, which may be made by Nicholas, Viscount Bearsted, Insignia's Chairman, and Richard M. Noling, Insignia's President and Chief Executive Officer) and reviews and recommends adoption of and amendments to share option and employee benefit plans.

DIRECTOR COMPENSATION

    Insignia pays each outside director $1,000 for every regular meeting attended, $2,500 per quarter of service on the Board, $500 per quarter for service on each committee, plus $500 for each committee meeting attended, and reimburses outside directors for reasonable expenses in attending meetings of the Board. The Chairman of the Board receives an additional $1,500 per quarter. In addition, each new outside director is granted an option to purchase 15,000 shares and each outside director is granted an option to purchase 5,000 shares annually for so long as he serves as an outside director.

    With effect from April 1, 1997, Nicholas, Viscount Bearsted, Chairman of Insignia, entered into a Consulting Agreement with Insignia whereby he acts as consultant to Insignia providing advice and assistance as the Board may from time to time request. Under the agreement, Nicholas, Viscount Bearsted shall be available to perform such services as requested during the year and shall received a fee of $1,000 for each day services are provided, plus reimbursement of reasonable expenses. During 2000, he was not requested to provide any advice or assistance to the Board. The agreement is terminable by either party upon six month's advance written notice and by Insignia for cause at any time. In the event of any business combination resulting in a change of control of Insignia or in the event of disposal of a majority of the assets of Insignia, and termination or constructive termination of his consultancy, Nicholas, Viscount Bearsted will be entitled to receive an additional twenty-six weeks' consultancy fees.

    For information concerning the compensation of Mr. Noling, see "Executive Compensation."

        THE BOARD RECOMMENDS A VOTE FOR THE ELECTION AND RE-ELECTION OF
                        EACH OF THE NOMINATED DIRECTORS

PROPOSALS 6 AND 7: AMENDMENT OF THE U.K. EMPLOYEE SHARE OPTION SCHEME 1996 AND 1995 INCENTIVE STOCK OPTION PLAN FOR U.S. EMPLOYEES

    Shareholders are being asked to approve amendments to the 1995 Stock Option Plan for U.S. Employees (the "1995 Plan") and the U.K. Employee Share Option Scheme 1996 (the "1996 Scheme") to increase the number of ordinary shares reserved for issuance thereunder by 1,000,000 shares, from 5,072,071 shares to 6,072,071 shares. The Board believes that the increase in the number of shares reserved for issuance under these option plans is in the best interests of Insignia because of the continuing need to provide share options to attract and retain quality employees and remain competitive in the industry. The Board believes that the granting of share options plays an important role in Insignia's efforts to attract and retain employees of outstanding ability. The Board believes that the additional reserve of shares with respect to which options may be granted will provide Insignia with adequate flexibility to ensure that Insignia can continue to aim for those goals and facilitate Insignia's expansion of its employee base.

    Insignia initially reserved an aggregate of 3,372,071 ordinary shares for issuance under all of Insignia's employee share option plans. An increase in the number of shares reserved for issuance under the share option plans to 3,922,071 was adopted by the Board in April 1997 and approved by the shareholders in May 1997, an increase in the number of shares reserved for issuance under the share option plans to 4,672,071 was adopted by the Board in April 1999 and approved by the shareholders in May 1999 and an increase in the number of shares reserved for issuance under the share option plans to 5,072,071 was adopted by the Board in April, 2000 and approved by the shareholders in July 2000. Any shares that would have been issuable upon exercise of options granted pursuant to any of Insignia's employee share option plans that expire or become unexercisable for any reason without having been exercised in full will become available for grant under the 1995 Plan or the 1996 Scheme (collectively, the "Option Plans"). As of December 31, 2000, approximately 111 persons were eligible to receive options under the Option Plans. At that date, under the Option Plans, 1,602,323 shares had been issued upon exercise of options, 2,827,817 shares were subject to outstanding options and 641,931 shares were available for future option grants, after taking into account any shares issuable upon exercise of options under any of Insignia's employee share option plans that have expired or become unexercisable without having been exercised in full and that have become available for future option grants under the Option Plans. The closing price of Insignia's ADSs on the Nasdaq National Market on February 28, 2001 was $4.59375 per share.

    The Board approved the proposed amendment in February 2001, to be effective upon shareholder approval. Below is a summary of the principal provisions of the Option Plans, assuming shareholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the Option Plans.

                     U.K. EMPLOYEE SHARE OPTION SCHEME 1996

1996 SCHEME HISTORY

    The 1996 Scheme was adopted by the Board in March 1996 and approved by the shareholders in April 1996. The purpose of the 1996 Scheme is to attract, retain and provide equity incentives to selected persons to promote the financial success of Insignia through awards of share options.

    From inception of the 1996 Scheme in April 1996 to December 31, 2000, options to subscribe for an aggregate of 607,625 shares were granted under the 1996 Scheme. Of these, options were granted to Named Officers as follows:
Jonathan D. Hoskin, Chief Technology Officer, 13,000 shares. During the same period, Insignia's current executive officers as a group (7 persons) were granted options to purchase a total of 13,000 shares under the scheme. No current directors or nominees for election as a director, who are not executive officers as a group (5 persons) have been granted options to purchase shares. No options were granted during the period under the 1996 Plan to any associate or any executive officer or director of Insignia, and no other person received 5% or more of such options.

SHARES SUBJECT TO THE 1996 SCHEME

    If any option granted pursuant to the 1996 Scheme expires or is surrendered for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant under the 1996 Scheme or the 1995 Plan. In addition, any shares issuable upon exercise of options granted pursuant to previous Insignia employee options plans or the 1995 Plan that expire or become unexercisable for any reason without having been exercised in full also will become available for grant under the 1996 Scheme.

ELIGIBILITY

    Options may be granted under the 1996 Scheme to employees, including officers and directors who are also employees, of Insignia, or any parent or subsidiary of Insignia. Insignia generally grants options under the 1996 Scheme to employees who are resident or are ordinarily resident outside of the United States and who ordinarily perform all or part of the duties of their employment outside of the United States. As of December 31, 2000, approximately 81 persons were eligible to receive options under the 1996 Scheme, 33,298 shares had been issued upon exercise of options and options to purchase 328,778 shares were outstanding under the 1996 Scheme.

ADMINISTRATION

    The 1996 Scheme is administered by the Compensation Committee the members of which are appointed by the Board. The Compensation Committee currently consists of Albert E. Sisto and Vincent S. Pino, both of whom are "non-employee directors" as that term is defined in Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" as that term is defined pursuant to Section 162(m) of the Internal Revenue Code (the "Code").

    Subject to the terms of the 1996 Scheme, the Compensation Committee determines the persons who are to receive options, the number of shares subject to each such option and the terms and conditions of each such option. The Compensation Committee has the authority to construe and interpret any of the provisions of the 1996 Scheme or any options granted thereunder. Nicholas, Viscount Bearsted, Insignia's Chairman, and Richard M. Noling, Insignia's President and Chief Executive Officer, constitute a committee that is authorized to make grants of options to non-officer employees pursuant to guidelines established by the Board.

SHARE OPTIONS

    Options granted under the 1996 Scheme have a maximum term of ten years after the date of grant. The exercise price of an option granted under the 1996 Scheme may not be less than the higher of the market value (as defined in the 1996 Scheme) of an ordinary share on the trading day immediately preceding the date of grant and its nominal value. The exercise price of options granted under the 1996 Scheme may be paid: (1) in cash (by check); or where permitted by law and approved by the Committee (2) by waiver of compensation due to or accrued by the optionee for services rendered; (3) by a "same-day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer"); (4) by a "margin" commitment from the optionee and an NASD Dealer; or (5) by any combination of the foregoing.

MERGERS, CONSOLIDATIONS, CHANGE OF CONTROL

    In the event of a change of control of Insignia or the sale of substantially all the assets of Insignia, the successor corporation may assume or substitute equivalent options in exchange for those granted under the 1996 Scheme or provide substantially similar consideration to optionees under the 1996 Scheme as is offered to shareholders of Insignia. In the event that the successor corporation, if any, does not assume or substitute the options or offer substantially similar consideration, the options will expire on such transaction at the time and upon the conditions as specified in the 1996 Scheme or as the Compensation Committee determines.

AMENDMENT OF THE 1996 SCHEME

    The Board may at any time terminate or amend the 1996 Scheme, including amendment of any form of option or instrument to be executed pursuant to the 1996 Scheme. However, the Board may not amend the 1996 Scheme in any manner that requires shareholder approval pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder without such approval.

TERM OF THE 1996 SCHEME

    The 1996 Scheme will terminate in April 2006, ten years from the date the 1996 Scheme was adopted by Insignia in general meeting. Such termination will not affect the options outstanding at that time.

UNITED KINGDOM INCOME TAX INFORMATION

    The following is a general summary as of the date of this proxy statement of the United Kingdom income tax consequences for employees participating in the 1996 Scheme who are resident or are ordinarily resident in the United Kingdom and who ordinarily perform all or part of the duties of their employment in the United Kingdom. Because the tax laws may change and because income tax consequences may vary depending upon the particular circumstances of each participant, each participant should consult his or her own tax advisor regarding the income tax consequences of participation in the 1996 scheme. The following discussion does not purport to describe income tax consequences or tax consequences for participants in countries other than the United Kingdom.

    A participant in the 1996 Scheme will be liable to be assessed to income tax on the difference between the exercise price of the shares subject to such participant's option and the market value of the shares at the date of exercise of the option. If the option is granted on or after November 27, 1996 the income tax due will be collected under the "pay as you earn system."

    If a participant exercises an option granted after April 5, 1999, the participant will be required to pay employee national insurance contributions on all or part of the gain received at the time of exercise if the participant's earnings have not reached the maximum employee national insurance contributions' threshold.

    Capital gains tax may be payable on the eventual disposal of the shares which the optionee acquires upon exercise of an option. The liability to capital gains tax will usually be based on the difference between the market value of the shares at the date of exercise of the option and the price at which the shares are sold. However, if the shares are given away or sold for less than their market value to a "connected person" being a spouse or a relative of the seller or the seller's spouse or the spouse of any such relative then, for the purposes of assessing the capital gains tax liability, the seller will be deemed to have disposed of the shares at their market value on the date of disposal.

ERISA

    The 1996 Scheme is not subject to any of the provisions of ERISA.

NEW PLAN BENEFITS

    The amounts of future option grants under the 1996 Scheme are not determinable because, under the terms of the 1996 Scheme, such grants are made in the discretion of the Compensation Committee. Future option exercise prices are not determinable because they are based upon the fair market value of Insignia's ADSs on the date of grant.

              1995 INCENTIVE STOCK OPTION PLAN FOR U.S. EMPLOYEES

1995 PLAN HISTORY

    The 1995 Plan was adopted by the Board in February 1995 and approved by the shareholders in March 1995. The purpose of the 1995 Plan is to attract, retain and provide equity incentives to selected persons to promote the financial success of Insignia through awards of share options.

    From its inception in November 1995 to December 31, 2000, options to purchase an aggregate of 4,398,800 shares were granted under the 1995 Plan. Of these, options were granted to the Named Officers as follows: Richard M. Noling, President and Chief Executive Officer, 540,000 shares; Stephen M. Ambler, Chief Financial Officer, Company Secretary and Senior Vice President, 133,750 shares; George Buchan, Senior Vice President of Engineering and U.K. General Manager, 115,000 shares; Ronald C. Workman, Senior Vice President of Marketing, 135,000 shares; Jonathan Hoskin, Chief Technology Officer, 92,250 shares; Mark McMillan, Chief Operating Officer, 325,000 shares; Paul Livesay, Senior Vice President of Corporate Development and Strategic Relations, 0 shares; Stephen Cobb, former Senior Vice President of Worldwide Sales, 90,000 shares; Marshall Kwait, Former Vice President of Sales, 75,000 shares; and David B. Winterburn, former Senior Vice President of Business Development and Chief Technology Officer, 130,000 shares. During the same period, Insignia's current executive officers as a group (7 persons) had been granted options to purchase a total of 1,341,000 shares under the scheme and the current directors or nominees for election as a director who are not executive officers as a group (5 persons) had been granted options to purchase a total of 162,500 shares. No options were granted during the period under the 1995 Plan to any associate of any executive officer or director of Insignia, and no other person received 5% or more of such options.

SHARES SUBJECT TO THE 1995 PLAN

    If any option granted pursuant to the 1995 Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant under the 1995 Plan or the 1996 Scheme. In addition, any shares issuable upon exercise of options granted pursuant to previous Insignia employee option plans or the 1996 Scheme that expire or become unexercisable for any reason without having been exercised in full also will become available for grant under the 1995 Plan.

ELIGIBILITY

    Options may be granted under the 1995 Plan to employees, officers, directors, consultants and advisors of Insignia, or any parent, subsidiary or affiliate of Insignia. The aggregate maximum number of shares that may be issued to any one optionee under the 1995 Plan in any one year is 500,000 shares. As of December 31, 2000, approximately 111 persons were eligible to receive options under the 1995 Plan, 293,535 shares had been issued upon exercise of options and 2,223,539 shares were subject to outstanding options.

ADMINISTRATION

    The 1995 Plan is administered by the Compensation Committee. Subject to the terms of the 1995 Plan, the Compensation Committee determines the persons who are to receive options, the number of shares subject to each such option and the terms and conditions of each such option. The Compensation Committee has the authority to construe and interpret any of the provisions of the 1995 Plan or any options granted thereunder. Nicholas, Viscount Bearsted, Insignia's Chairman and Mr. Noling, Insignia's President and Chief Executive Officer, constitute a committee that is authorized to make grants of options to non-officer employees pursuant to guidelines established by the Board.

SHARE OPTIONS

    Options granted under the 1995 Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or nonqualified stock options ("NQSOs"). Only employees of Insignia, or of a parent or subsidiary of Insignia, may be granted ISOs. Options under the 1995 Plan have a maximum term of 10 years after the date of grant, except that the term of an option granted to a person holding more than 10% of the total combined voting power of all classes of stock of Insignia, or any parent or subsidiary of Insignia, is limited to five years.

    The exercise price of an option granted under the 1995 Plan may not be less than the fair market value (as defined in the 1995 Plan) of an ordinary share on the date of grant, except that the exercise price of an ISO granted to a person holding more than 10% of the total combined voting power of all classes of stock of Insignia, or any parent or subsidiary of Insignia, must be not less than 110% of such fair market value.

    The exercise price of options granted under the 1995 Plan, plus any applicable income tax withholding, may be paid: (1) in cash (by check); or where permitted by law and approved by the Committee, in its sole discretion, at the time of grant (2) by waiver of compensation due to or accrued by the optionee for services rendered; (3) by a "same-day sale" commitment from the optionee and an NASD Dealer; (4) by a "margin" commitment from the optionee and an NASD Dealer; or (5) by any combination of the foregoing.

MERGERS, CONSOLIDATIONS, CHANGE OF CONTROL

    In the event of a merger, consolidation, dissolution or liquidation of Insignia, the sale of substantially all the assets of Insignia or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent options in exchange for those granted under the 1995 Plan or provide substantially similar consideration, shares or other property subject to repurchase restrictions no less favorable to optionees under the 1995 Plan. In the event that the successor corporation, if any, does not assume or substitute the options, the options will expire on such transaction at the time and upon the conditions as the Committee determines.

AMENDMENT OF THE 1995 PLAN

    The Board may at any time terminate or amend the 1995 Plan, including amendment of any form of option agreement, exercise agreement or instrument to be executed pursuant to the 1995 Plan. However, the Board may not amend the 1995 Plan in any manner that requires shareholder approval pursuant to the Code or the regulations promulgated thereunder, the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder without such approval.

TERM OF THE 1995 PLAN

    The 1995 Plan will terminate in February 2005, ten years from the date the 1995 Plan was adopted by the Board.

UNITED STATES FEDERAL INCOME TAX INFORMATION

    The following is a general summary as of the date of this proxy statement of the federal income tax consequences to Insignia and optionees associated with options granted under the 1995 Plan. The federal tax laws may change and the federal, state and local tax consequences for any optionee will depend upon his or her individual circumstances. Each optionee is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 1995 Plan.

    INCENTIVE STOCK OPTIONS. The optionee will not recognize income upon grant of an ISO and will not incur tax on its exercise (unless the optionee is subject to the alternative minimum tax described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the option was exercised and for two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

    If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), then the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the optionee.

    ALTERNATIVE MINIMUM TAX. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax (the "AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

    NONQUALIFIED STOCK OPTIONS. An optionee will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's exercise price. The included amount will be treated as ordinary income by the optionee and may be subject to income tax and FICA withholding by Insignia (either by payment in cash or withholding out of the optionee's salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

    TAX TREATMENT OF INSIGNIA. Insignia will be entitled to a deduction in connection with the exercise of an NQSO by a domestic employee or director to the extent that the optionee recognizes ordinary income. Insignia will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

ERISA

    The 1995 Plan is not subject to any of the provisions of ERISA.

NEW PLAN BENEFITS

    The amounts of future option grants under the 1995 Plan are not determinable because, under the terms of the 1995 Plan, such grants are made in the discretion of the Compensation Committee. Future option exercise prices are not determinable because they are based upon the fair market value of Insignia's ADSs on the date of grant.

              THE BOARD RECOMMENDS A VOTE FOR RESOLUTIONS 6 AND 7

                PROPOSAL 8: INCREASE IN AUTHORISED SHARE CAPITAL

    The Board of Directors of the Company has approved and recommends that the shareholders pass Resolution 8, an Ordinary Resolution to increase the authorized share capital to L10,600,000 by the creation of an additional 20,000,000 ordinary shares of 20p nominal value. Each new Ordinary Share will rank pari passu in all respects with the existing ordinary shares in the capital of the Company. The Board believes that this increase of the authorized share capital will provide the Company with the flexibility to act in the future with respect to financing programs, acquisitions and other corporate needs.

    On March 19, 2001, the Company has an authorized share capital of L6,600,000 divided into 30,000,000 ordinary shares of 20p each and 3,000,000 Preferred Shares of 20p each. Also on this date, a total of 19,114,901 ordinary shares were issued and outstanding. The Company must retain sufficient authorized and unissued share capital for issuances under the Company's 1995 Stock Option Plan for U.S. Employees, the Company's U.K. Employee Share Option Scheme 1996 and the Company's Employee Share Purchase Plan 1995, up to a combined total of 5,072,071 (6,072,071 if resolutions numbered 6 and 7 are passed) for the first two Plans and 900,000 ordinary shares for the last. In addition, the Company must retain sufficient authorized and unissued share capital for issuances due to the exercise of warrants issued by the Company in private placements with:
(a) Castle Creek Technology Partners LLC on December 9, 1999; (b) Vincent S. and Rosemary Pino, Richard N. and Barbara Zehner, Robert Waley-Cohen and Avalon Panama S.A. on December 9, 1999; (c) various investors on November 24, 2000 (including a warrant issued to Jefferies & Company, Inc. as placement agent); and (d) various investors on February 12, 2001 (including a warrant issued to Jefferies & Company, Inc. as placement agent).

    The Board of Directors of the Company believes that the proposed increase in the authorized share capital will be sufficient to provide the Company flexibility to act with respect to its future financing, acquisitions and other corporate needs. A deficient authorized share capital would limit the Company's ability to pursue opportunities for future financings, acquisitions, mergers and other transactions. The Company may also be limited in its ability to effectuate future stock splits or stock dividends. Although at present the Board of Directors has no plans to issue additional ordinary shares, it desires to have the authorized share capital available to provide flexibility to use its capital stock for business and financial purposes in the future. The Board of Directors believes that the passing this Proposal is necessary to provide the Corporation with the flexibility to pursue the types of opportunities described above without added delay and expense.

    The increase in the authorized share capital of the Company and the subsequent issuance of additional ordinary shares could have the effect of delaying or preventing a change of control of the Company without further action by the shareholders. Shares of authorized and unissued ordinary shares (or American depositary shares representing ordinary shares) could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. The availability of authorized but unissued shares of ordinary shares might also discourage or frustrate a merger, a tender offer for the Company's ordinary shares (or American depositary shares representing ordinary shares) or other transactions at a premium over the market price that a shareholder may consider favorable.

    The Board of Directors is not aware of any attempt to take control of the Company and has not presented this Proposal with the intention that the increase in the authorized share capital of the Company be used as a type of anti-takeover device. Although there are no current plans, the Company may utilize its increased share capital in transactions with strategic businesses or technologies that are complementary to the Company. The new ordinary shares created in the increase in the authorized share capital will rank pari passu in all respects with the existing ordinary shares in the capital of the Company. The passing of this Proposal will not have an immediate affect the holders of currently issued ordinary shares (or American depositary shares representing ordinary shares). However, to the extent additional authorized ordinary shares are issued in the future, they will decrease existing shareholders' percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing shareholders for their shares, could be dilutive to the existing shareholders.

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 8

                  PROPOSALS 9 AND 10: ALLOTMENT OF SECURITIES

    Section 80 of the U.K. Companies Act 1985 prohibits a company from allotting securities without the authority of the shareholders of the company in general meeting. This is supplemented by Section 89 of the Act, which requires (subject to specified exemptions) that a company may not allot new securities unless it has first offered them to existing shareholders.

    The Board of Directors is presently authorized to allot shares up to an aggregate nominal value of L2,930,913.20 pursuant to an Ordinary Resolution passed by Insignia on May 27, 1999 and expiring five years from that date, and to do so without first offering the shares to existing shareholders.

    It is now proposed to cancel these authorities, to the extent that they have not already been relied upon and, by the passing of this Proposal 9 as an Ordinary Resolution, to authorize the Board, for a period of five years, to allot relevant securities having an aggregate nominal value of up to L5,244,849.80.

    Proposal 10, if passed as a Special Resolution, will authorize the Board, for a period of five years, to allot equity securities under the authority conferred by Proposal 9 without first offering them to existing shareholders.

    Insignia believes that it may require additional financing in the future. The resolutions adopted by the shareholders in 1999 authorize the Board to allot shares, as well as other types of securities and options or warrants to purchase securities. Proposals 9 and 10 above authorize the Board to allot shares, as well as other types of securities and options or warrants to purchase securities. The Board believes that this authority will provide Insignia with the flexibility necessary to obtain additional financing, if necessary. There can be no assurance that Insignia will be able to obtain additional financing when needed, on acceptable terms, or at all. The failure to raise additional funds on a timely basis and on sufficiently favorable terms could have a material adverse effect on the business, operating results and financial condition of Insignia.

               THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 9 AND 10

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of February 22, 2001, with respect to the beneficial ownership of the Company's ordinary shares by
(i) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's ordinary shares, (ii) each director, (iii) each Named Officer, and (iv) all directors and executive officers as a group.

                                                              AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
------------------------                                     -----------------------   ----------------
RIT Capital Partners plc(2)................................         2,012,897                10.5%
Castle Creek Technology Partners LLC(3)....................         1,957,124                 9.9%
Nicholas, Viscount Bearsted(4).............................           835,904                 4.3%
Richard M. Noling(5).......................................           507,522                 2.6%
Vincent S. Pino(6).........................................           482,360                 2.5%
George Buchan(7)...........................................           197,137                 1.0%
Mark E. McMillan(8)........................................           118,750                   *
Stephen M. Ambler(9).......................................            87,354                   *
Jonathan D. Hoskin(10).....................................            60,323                   *
David G. Frodsham(11)......................................            57,500                   *
Albert E. Sisto(12)........................................            46,042                   *
Ronald C. Workman(13)......................................            41,065                   *
John C. Fogelin(14)........................................            15,000                   *
Paul O. Livesay(15)........................................                 0                   *
Stephen H. Cobb(16)........................................                 0                   *
Marshall J. Kwait(17)......................................                 0                   *
All directors and executive officers as a group (12
  persons)(18).............................................         2,448,957                11.9%

------------------------

   * Less than 1%

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options that are currently exercisable or exercisable within 60 days of February 22, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) The address of RIT Capital Partners plc is 27 St. James's Place, London SW1A 1NR, United Kingdom.

 (3) Represents 9.9% of the ordinary shares outstanding as of February 22, 2001 and includes ordinary shares and warrants held by Castle Creek Technology Partners LLC. Each of the warrants held by Castle Creek cannot be exercised at any time to the extent that exercise would result in Castle Creek having beneficial ownership of more than 9.9% of the total number of ordinary shares in issue at the time of exercise. The aggregate number of shares issuable to Castle Creek under all outstanding warrants exceeds the number set forth herein. If the total number of ordinary shares in issue increases, including as a result of issuance of ordinary shares upon exercise of the warrants, then the number of shares beneficially owned by Castle Creek may also increase. Castle Creek Technology Partners LLC are located at 77 West Wacker Drive, Ste. 4040, Chicago, Illinois 60601.

 (4) Includes 198,958 shares subject to options that were exercisable within 60 days of February 22, 2001. Nicholas, Viscount Bearsted is Chairman of the Board of the Company.

 (5) Includes 470,758 shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Noling is the President, Chief Executive Officer, and a director of the Company.

 (6) Represents shares and warrants held by Mr. Pino and his immediate family. Includes 17,501 shares subject to options that were exercisable within 60 days of February 22, 2001 and warrants entitling Mr. Pino or members of his family to purchase 132,157 shares within 60 days of February 22, 2001. Mr. Pino is a director of the Company.

 (7) Includes 176,875 shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Buchan is Senior Vice President of Engineering and U.K. General Manager of the Company.

 (8) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. McMillan is Chief Operating Officer.

 (9) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Ambler is Chief Financial Officer, Company Secretary and a Senior Vice President of the Company.

 (10) Includes 54,958 shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Hoskin is Chief Technology Officer and a Senior Vice President of the Company.

 (11) Includes 17,500 shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Frodsham is a director of the Company.

 (12) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Sisto is a director of the Company.

 (13) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Workman is Senior Vice President of Marketing.

 (14) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Fogelin is a director of the Company.

 (15) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Livesay is the Senior Vice President of Corporate Development and Strategic Relations.

 (16) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Cobb served as Senior Vice President of Sales from May 2000 to January 2001.

 (17) Represents shares subject to options that were exercisable within 60 days of February 22, 2001. Mr. Kwait served as Vice President of Sales from February 1999 to January 2000.

 (18) Includes the shares indicated as included in footnotes (5) through (15).

                             EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to or earned or paid for services rendered in all capacities to Insignia and its subsidiaries during each of 2000, 1999 and 1998 by Insignia's Chief Executive Officer and each of Insignia's other executive officers who were serving as executive officers at the end of 1999, as well as Insignia's former Senior Vice President of Worldwide Sales who left Insignia during 2000 (the "Named Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to options granted and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                     ANNUAL COMPENSATION                       AWARDS
                                     ----------------------------------------------------   ------------
                                                                                             SECURITIES     ALL OTHER
                                                                           OTHER ANNUAL      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITIONS           YEAR     SALARY($)   BONUS($)(1)   COMPENSATION($)    OPTIONS(#)       ($)(2)
----------------------------         --------   ---------   -----------   ---------------   ------------   ------------
Richard M. Noling..................    2000      241,032       103,403               --         20,000         1,080
  President and Chief Executive        1999      240,611        83,042               --             --         1,080
  Officer                              1998      217,875        75,171               --         20,000         1,080

Stephen M. Ambler(3)...............    2000      178,008        64,480               --             --            --
  Chief Financial Officer, Company     1999      179,382        57,512               --         25,000            --
  Secretary and Senior Vice            1998      145,250        40,345               --         20,000            --
    President

George Buchan......................    2000      160,387        62,845           20,163(4)          --        16,039
  Senior Vice President of             1999      168,000        48,161           21,120(4)      40,000        16,800
  Engineering and U.K. General         1998      167,000        54,827           22,044(4)      20,000        16,700
  Manager

Stephen H. Cobb(5).................    2000      121,633        51,647               --         90,000            --
  Former Senior Vice President of
  Sales

Jonathan D. Hoskin(6)..............    2000      114,562        37,055           18,330(4)      25,000         5,728
  Chief Technology Officer             1999      110,400        18,575           18,240(4)      45,000         5,520
  and Senior Vice President            1998       79,569        14,712           15,558(4)      22,000         3,978

Marshall J. Kwait(7)...............    2000       17,968            --               --             --            --
  Former Vice President of Sales       1999      157,937        40,174               --         47,500         1,080
                                       1998      128,431        81,587               --         12,000         1,080

Mark E. McMillan(8)................    2000      179,032        80,121               --        175,000         1,080
  Chief Operating Officer              1999       26,481        19,166               --        150,000            --

Ronald C. Workman(9)...............    2000      174,756        61,418               --         25,000           405
  Senior Vice President of             1999      174,983        47,746               --         10,000         1,080
    Marketing
                                       1998       82,500        22,442               --        100,000           405

------------------------

 (1) Bonuses paid to the executive officers are based on a target bonus set for each officer each quarter, adjusted by the Company's operating results over plan and the executive officer's performance against quarterly qualitative goals. All executive officer bonuses are at the discretion of the Compensation Committee of the Board.

 (2) Represents Company contributions to defined contribution employee benefit plans.

 (3) Mr. Ambler joined the Company in April 1994 as Director of Finance and Administration, Europe. He was appointed Chief Financial Officer, Company Secretary and Vice President in October 1997. He became a Senior Vice President in January 1999.

 (4) Represents the payment of a Company car allowance.

 (5) Mr. Cobb joined the Company in May 2000 as Senior Vice President of Sales, and served in this position until January 2001.

 (6) Mr. Hoskin joined the Company in June 1992 as Engineering Director. He was appointed Chief Technology Officer in May 1999, and he became a Senior Vice President in January 2001.

 (7) Mr. Kwait joined the Company in December 1996 as Channel Sales Director. He was appointed Vice President of Sales in February 1999 and served in this position until January 2000.

 (8) Mr. McMillan joined the Company in November 1999 as Senior Vice President of Worldwide Sales and Marketing. He was appointed Executive Vice President of Worldwide Sales and Marketing in April 2000, and Chief Operating Officer in October 2000.

 (9) Mr. Workman joined the Company in July 1998.

    The following table sets forth further information regarding individual grants of rights to purchase ordinary shares during 2000 to each of the Named Officers. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compounded share price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises depend upon the future performance of the ordinary shares and ADSs. There can be no assurance that the potential realizable values shown in this table will be achieved.

                             OPTION GRANTS IN 2000

                                                                                               POTENTIAL REALIZABLE
                                                                                                     VALUE AT
                                                                                               ASSUMED ANNUAL RATES
                                     NUMBER OF         PERCENT OF                                 OF SHARE PRICE
                                     SECURITIES       TOTAL OPTIONS                           APPRECIATION FOR OPTION
                                 UNDERLYING OPTIONS    GRANTED TO     EXERCISE                        TERM(1)
                                      GRANTED         EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
NAME                                    (#)               2000         ($/SH)       DATE       5%($)         10%($)
----                             ------------------   -------------   --------   ----------   --------      ---------
Richard M. Noling..............         20,000(2)           2.3%        5.188     01/18/10     65,254         165,366
Stephen M. Ambler..............             --               --            --           --         --              --
George Buchan..................             --               --            --           --         --              --
Stephen H. Cobb................         90,000(3)          10.2%        6.375     05/25/10    360,828         914,410
Jonathan D. Hoskin.............         25,000(2)           2.8%        5.188     01/18/10     81,568         206,708
Marshall J. Kwait..............             --               --            --           --         --              --
Mark E. McMillan...............         50,000(4)           5.6%       11.125     04/12/10    349,822         886,519
                                       125,000(2)         14.10%         5.75     10/16/10    452,017       1,145,502
Ronald C. Workman..............         25,000(2)           2.8%        5.188     01/18/10     81,568         206,708

------------------------

(1) The 5% and 10% assumed annual compound rates of share price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of future Ordinary Share or ADS prices.

(2) These incentive options were granted pursuant to the Company's 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable at the rate of 2.0833% of the shares for each full month that the optionee renders service to the Company. The option exercise price is equal to the fair market value of the Company's ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment. Upon termination or constructive termination following a change of control of the Company, 25% of options granted will be subject to accelerated vesting subject to a minimum 50% having vested.

(3) These incentive options were granted pursuant to the Company's 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable as to 25% of the shares on the first anniversary of the date of grant and thereafter at the rate of 2.0833% of the shares for each full month that the optionee renders services to the Company. The option exercise price is equal to the fair market value of the Company's ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment. Upon termination or constructive termination following a change of control of the Company, 25% of options granted will be subject to accelerated vesting subject to a minimum 50% having vested.

(4) These incentive options were granted pursuant to the Company's 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable at the rate of 8.3333% of the shares for each full month that the optionee renders service to the Company. The option exercise price is equal to the fair market value of the Company's ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment. Upon termination or constructive termination following a change of control of the Company, 25% of options granted will be subject to accelerated vesting subject to a minimum 50% having vested.

    The following table sets forth certain information concerning the exercise of options by each of the Named Officers during 2000, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable rights to acquire shares as of December 31, 2000. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding rights to acquire shares and $4.75 per share, which was the closing price of the ADSs as reported on the Nasdaq National Market on December 29, 2000.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                             YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                    SHARES       VALUE       OPTIONS AT YEAR-END(#)           AT YEAR-END($)(2)
                                  ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                              EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   --------   -----------   -------------   -----------   -------------
Richard M. Noling...............    30,700      187,577      447,946         51,354        926,501         98,062
Stephen M. Ambler...............        --           --       76,115         36,135        201,164        103,221
George Buchan...................        --           --      168,646         33,854        511,111         98,389
Stephen H. Cobb.................        --           --           --         90,000             --             --
Jonathan D. Hoskin..............        --           --       46,542         56,208         73,419         34,684
Marshall J. Kwait...............        --           --           --             --             --             --
Mark E. McMillan................        --           --       79,167        245,833          6,338         17,063
Ronald C. Workman...............    10,500       57,155       29,815         64,687         87,454        166,534

------------------------

(1) "Value Realized" represents the fair market value of the shares underlying the options on the date of exercise less the aggregate exercise price of the options.

(2) For purposes of the table, all amounts in pounds sterling were converted to U.S. dollars using $1.50 per pound sterling, the exchange rate in effect as of December 31, 2000.

EMPLOYMENT AGREEMENTS

    Effective March 25, 1997, Mr. Noling entered into an employment agreement with the Company, which is terminable by either party upon six month's notice and by the Company for cause at any time. In connection with such agreement, Mr. Noling was granted options to purchase (i) 100,000 ordinary shares at an exercise price of $1.969, such options being 100% vested and immediately exercisable, (ii) 100,000 ordinary shares at an exercise price of $1.969, such options to vest and become exercisable at the rate of 2.0833% of the shares on the first day of each month following the date of grant and (iii) 200,000 ordinary shares on the day of the 1997 Annual General Meeting, such options to vest and become exercisable at the rate of 2.0833% of the shares on the first day of each month following the date of grant. The Annual General Meeting was held on May 29, 1997 and the options were granted at an exercise price of $2.375. 100,000 of these options are subject to accelerated vesting and exercisability should the Company meet certain earnings per share ("EPS") targets as follows: (a) 25,000 options are accelerated should the EPS exceed $0.07 for 2 consecutive quarters (b) 37,500 options are accelerated should the EPS exceed $0.14 for 2 consecutive quarters and (c) 37,500 options are accelerated should the EPS exceed $0.21 for 2 consecutive quarters, with a maximum of one early vesting event per quarter. These 100,000 options fully vest upon a takeover or merger of the Company.

    The employment agreement continues through May 31, 2001, and is automatically extended for an additional year at the end of the term unless either party gives notice six months prior to November 30, 2000 to terminate effective upon the expiration of the then current term. In the event of any business combination resulting in a change of control of the Company or in the event of disposal of a majority of the assets of the Company, and the termination or constructive termination of Mr. Noling's employment, Mr. Noling shall receive his then current full salary for a period of twelve months following such termination. In addition he shall be entitled to continued vesting and exercisability of his options for a period of twelve months after termination and shall be entitled to participate in the Company's employee benefits on the same basis as if he were an employee.

    With effect from April 1, 1997, Nicholas, Viscount Bearsted, Chairman of the Company, entered into a Consulting Agreement with the Company whereby he acts as consultant to the Company providing advice and assistance as the Board may from time to time request. Under the agreement, Nicholas, Viscount Bearsted shall be available to perform such services as requested during the year and shall receive a fee of $1,000 for each day services are provided, plus reimbursement of reasonable expenses. Prior to April 1, 1999, Nicholas, Viscount Bearsted was required to make himself available to perform such services for at least thirteen days per quarter and received a fee of $1,000 for each days service, subject to a minimum thirteen days per quarter, plus reimbursement of reasonable expenses. The agreement is terminable by either party upon six month's advance written notice and by the Company for cause at any time. In the event of any business combination resulting in a change of control of the Company or in the event of disposal of a majority of the assets of the Company, and termination or constructive termination of his consultancy, Nicholas, Viscount Bearsted will be entitled to receive an additional twenty-six week's consultancy fees.

    In January 1993, Mr. Buchan entered into an employment agreement with the Company, which may be terminated by either party upon six months' notice and by the Company for cause at any time. In the event of any business combination, change in control or disposal of a majority of the assets of the Company, Mr. Buchan's employment may be terminated with three months' notice, and upon such termination Mr. Buchan will be entitled to a payment equivalent to his current annual salary plus estimated bonus for the year following termination and all his outstanding share options will become exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board (the "Committee") makes all decisions involving the compensation of executive officers of the Company. The Committee consists of the following non-employee directors: Vincent S. Pino and Albert E. Sisto.

                      REPORT OF THE COMPENSATION COMMITTEE

    Final decisions regarding executive compensation and stock option grants to executives are made by the Compensation Committee.

GENERAL COMPENSATION POLICY

    The Compensation Committee acts on behalf of the Board to establish the general compensation policy of Insignia for all employees of Insignia. The Compensation Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers and employees of Insignia at or about the beginning of each fiscal year. The Compensation Committee administers Insignia's incentive and equity plans, including the 1995 Stock Option Plan for U.S. Employees, the U.K. Employee Share Option Scheme 1996 and the 1995 Employee Share Purchase Plan.

    The Compensation Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation directly to corporate performance. Thus, Insignia's compensation policy, which applies to executive officers and other key employees of Insignia, relates a portion of each individual's total compensation to the company objectives and individual objectives set forth at the beginning of the year. Consistent with this policy, a designated portion of the compensation of the executive officers of Insignia is contingent on corporate performance and, in the case of executive officers, is also based on the individual officer's performance as measured against personal objectives. Long-term equity incentives for executive officers are effected through the granting of share options. Options generally have value for the executive only if the price of Insignia's shares increases above the fair market value on the grant date and the executive remains in Insignia's employ for the period required for the shares to vest.

    The base salaries, incentive compensation and option grants of the executive officers are determined in part by the Compensation Committee's informal review of data on prevailing compensation practices in technology companies with whom Insignia competes for executive talent and by its evaluation of such information in connection with Insignia's corporate goals. To this end, the Compensation Committee attempted to compare the compensation of Insignia's executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. In addition to their base salaries, Insignia's executive officers, including the CEO, are each eligible to receive a quarterly cash bonus and option grants.

    In preparing the performance graph for this proxy statement, Insignia used the S&P Computer Software and Services Index as its published line of business index. The compensation practices of most of the companies in such Index were not reviewed by Insignia when the Compensation Committee reviewed the compensation information described above because such companies were determined not to be competitive with Insignia for executive talent.

2000 EXECUTIVE COMPENSATION

    BASE COMPENSATION. The information described above was presented to the Compensation Committee in January 2000. The Compensation Committee reviewed the recommendations and performance and market data outlined above and established a base salary level to be effective January 1, 2000 for each executive officer, including the CEO.

    INCENTIVE COMPENSATION. Cash bonuses are awarded to the extent that an executive officer achieved predetermined individual objectives and Insignia met predetermined objectives set by the Board at the beginning of the year. The CEO's subjective judgment of executives' performance (other than his own) is taken into account in determining whether those objectives have been satisfied.

    SHARE OPTIONS. Share options typically have been granted to executive officers when the executive first joins Insignia, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group, the Compensation Committee may, however, grant additional options to executives for other reasons. The number of shares subject to each option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In addition, in 2000, long-term incentives in the form of option grants were considered appropriate because options generally have value only if the price of Insignia's shares increases above the exercise price and the optionee remains in the employ of Insignia for the time required for the options to vest. The options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the ADSs on the date of grant. In 2000, the Compensation Committee considered these factors, as well as the number of options held by such executive officers as of the date of grant that remained unvested, and determined that additional grants should be made in 2000.

    For 2001, the Compensation Committee will be considering whether to grant future options to executive officers based on the factors described above, with particular attention to Insignia-wide management objectives and the executive officers' success in obtaining specific individual financial and operational objectives established or to be established for 2001, to Insignia's expected results and to the number of options currently held by the executive officers that remain unvested.

    COMPANY PERFORMANCE AND CEO COMPENSATION. For 2000, the Compensation Committee recommended an increase of $0 in Mr. Noling's base salary. After careful review of Insignia's performance as measured against its objectives and the criteria set forth above under the discussion of incentive compensation, the Compensation Committee recommended that bonuses in the aggregate amount of $103,403 be paid to Mr. Noling.

    COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986. For 2001, Insignia intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. The 1995 Plan is already in compliance with Section 162(m) by limiting stock awards to named executive officers. Insignia does not expect cash compensation for 2001 to be in excess of $1,000,000 nor, therefore, affected by the requirements of Section 162(m).

                                          COMPENSATION COMMITTEE
                                          Albert E. Sisto
                                          Vincent S. Pino

                        COMPANY SHARE PRICE PERFORMANCE

    The share price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that Insignia specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

    The graph below compares the cumulative total shareholder return on the ADSs of Insignia from the effective date of Insignia's Registration Statement with respect to Insignia's initial public offering (November 13, 1995) to December 31, 2000 with the cumulative total return on the Nasdaq Stock Market (U.S. and U.S./Foreign) and the S&P Computer Software and Services Index (assuming the investment of $100 in Insignia's ADSs on the date of Insignia's initial public offering and in each of the indexes on October 31, 1995, and reinvestment of all dividends).

                     COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      INSIGNIA     S&P COMPUTER                  NASDAQ
      SOLUTIONS  SOFTWARE/SERVICES  NASDAQ US  US&FOREIGN
1995    $100.00            $100.00    $100.00     $100.00
1996     $35.63            $155.46    $123.04     $122.43
1997     $18.35            $216.56    $150.70     $149.45
1998     $17.02            $392.40    $212.52     $207.00
1999     $39.36            $725.67    $394.94     $385.90
2000     $40.43            $342.87    $237.64     $233.00

                              CERTAIN TRANSACTIONS

    On March 20, 2000, the Company entered into a binding agreement with a director whereby he would provide the Company a $5.0 million line of credit with a commitment fee of four points based upon the total amount of the line and drawdown/termination fee of two points for the first drawdown or termination. The interest rate on amounts drawn down was at prime plus 2% until June 30, 2000 and thereafter at prime plus 4% per annum simple interest, payable in cash at the repayment date. The Company drew down a total of $3.0 million of the line of credit during 2000. A total of 19,994 ordinary shares in ADS form were issued to the director as payment for drawdown fees under the line of credit arrangement. On November 27, 2000 the Company repaid this sum, along with all accrued interest and the termination fee due.

    Since January 1, 2000, there has not been, nor is there currently proposed, any transaction or series of transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any executive officer, director or holder of more than 5% of the Company's ordinary shares had or will have a direct or indirect material interest other than (i) normal compensation arrangements, which are described in the section entitled "Executive Compensation" above,
(ii) the transactions described under "Compensation Committee Interlocks and Insider Participation" in the section entitled "Executive Compensation" above, and (iii) the transactions described under "Employment Agreements" in the section entitled "Executive Compensation" above.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at Insignia's 2002 Annual General Meeting must be received by Insignia at its registered office no later than February 2, 2002 to be included in Insignia's Proxy Statement and form of proxy relating to the meeting. This is without prejudice to shareholders' rights under the Act to propose resolutions that may properly be considered at that meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Insignia's directors and officers, and persons who own more than 10% of Insignia's ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Insignia with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Insignia and written representations from the executive officers and directors, Insignia believes that all Section 16(a) filing requirements were met.

                                 OTHER BUSINESS

    The Board does not intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
                            ------------------------

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
                            ------------------------

    THE PROXY SHOULD BE RETURNED TO THE OFFICES OF INSIGNIA AT INSIGNIA HOUSE, THE MERCURY CENTRE, WYCOMBE LANE, WOOBURN GREEN, HIGH WYCOMBE, BUCKINGHAMSHIRE, HP10 0HH UNITED KINGDOM, NOT LATER THAN 12:30 P.M. ON TUESDAY, APRIL 24, 2001, BEING 48 HOURS PRIOR TO THE TIME FIXED FOR THE ANNUAL GENERAL MEETING.

                  INSIGNIA SOLUTIONS PLC AND ITS SUBSIDIARIES
                          (REGISTERED NUMBER: 1961960)
                   DIRECTOR'S REPORT AND FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED 31 DECEMBER 2000

                             INSIGNIA SOLUTIONS PLC
                PROXY FOR ANNUAL GENERAL MEETING APRIL 26, 2001
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned hereby appoints as proxies, or proxy, Richard M. Noling and
Nicholas, Viscount Bearsted, or either of them, or             (see Note below),
each with full power of substitution, and hereby authorizes them or him to represent and to vote, as designated below, all Ordinary Shares, 20p nominal value each, of Insignia Solutions plc (the "Company"), held by the undersigned, at the Annual General Meeting of the Company to be held at Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH, United Kingdom, on Thursday, April 26, 2001, at 12:30 p.m., local time, and at any adjournments or postponements thereof.

1.  TO RECEIVE THE U.K. STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2000.

2. RE-APPOINT PRICEWATERHOUSECOOPERS AS U.K. STATUTORY AUDITORS OF THE COMPANY UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AND TO AUTHORIZE THE DIRECTORS TO FIX THEIR REMUNERATION.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.  TO ELECT AS A DIRECTOR JOHN C. FOGELIN.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4.  TO RE-ELECT AS A DIRECTOR RICHARD M. NOLING.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

5.  TO RE-ELECT AS A DIRECTOR ALBERT E. SISTO.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

6. TO APPROVE A RESOLUTION TO AMEND THE COMPANY'S UK EMPLOYEE SHARE OPTION SCHEME 1996.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

7. TO APPROVE A RESOLUTION TO AMEND THE COMPANY'S 1995 INCENTIVE STOCK OPTION PLAN.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

8.  TO APPROVE A RESOLUTION TO INCREASE THE COMPANY'S AUTHORIZED SHARE CAPITAL.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

9. TO APPROVE A RESOLUTION TO AUTHORIZE THE BOARD TO ALLOT RELEVANT SECURITIES UP TO AN AGGREGATE NOMINAL AMOUNT OF L5,244,849.80, WITH SUCH AUTHORIZATION EXPIRING ON APRIL 25, 2006.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

10. TO APPROVE A RESOLUTION, CONDITIONED ON THE PASSING OF THE RESOLUTION NUMBERED 8 ABOVE, TO AUTHORIZE THE BOARD TO ALLOT EQUITY SECURITIES AS IF
SECTION 89(1) OF THE U.K. COMPANIES ACT 1985 DID NOT APPLY TO SUCH ALLOTMENT.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

11. The transaction of such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS.

    THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THE PROXY OR PROXIES WILL VOTE OR ABSTAIN FROM VOTING AT THEIR DISCRETION. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

                                           _____________________________________
                                                (Print Shareholder(s) name)

                                           _____________________________________
                                              (Signature(s) of Shareholder or
                                                   Authorized Signatory)

                                           Dated: ________________________, 2001

    Please sign exactly as your name(s) appear(s) on your share certificate. If shares stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, any such person may give a proxy; however, if more than one of such joint holders is present at the meeting, either personally or by proxy, the person whose name stands first in the Register as one of such holders shall be entitled to vote in respect of the shares. If shares are held of record by a corporation, the proxy should be executed by one or more duly authorized officers. Please date the proxy. A proxy should be filed together with the power of attorney or other authority, if any, under which it was signed.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAILTHIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

    The proxy should be returned to the offices of the Company at The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire HP10 0HH not later than 12:30 p.m. on April 24, 2001, being 48 hours prior to the time fixed for the Annual General Meeting.

    Note: If you wish to appoint someone other than Mr. Noling or Viscount Bearsted as proxy, references to Mr. Noling and Viscount Bearsted should be deleted, and the name of the intended proxy inserted in the space provided. A proxy need not be a member of the Company but must attend the meeting in person to represent you.

                             INSIGNIA SOLUTIONS PLC
               INSTRUCTIONS TO THE BANK OF NEW YORK, AS DEPOSITARY
       (MUST BE RECEIVED PRIOR TO THE CLOSE OF BUSINESS ON APRIL 19, 2001)

The undersigned registered holder of American depositary receipts hereby requests and instructs The Bank of New York, as Depositary, through its Agent, to endeavor, in so far as practicable, to vote or cause to be voted the number of shares or other Deposited Securities underlying the American depositary shares evidenced by Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on March 19, 2001, at the Annual General Meeting of the Members of INSIGNIA SOLUTIONS plc to be held in High Wycombe, England, on April 26, 2001 in respect of the resolutions specified on the reverse.

         NOTE: PLEASE DIRECT THE DEPOSITARY HOW IT IS TO VOTE BY PLACING AN X IN THE APPROPRIATE BOX OPPOSITE THE RESOLUTIONS. THE DEPOSITARY SHALL NOT VOTE THE AMOUNT OF SHARES OR OTHER DEPOSITED SECURITIES UNDERLYING A RECEIPT EXCEPT IN ACCORDANCE WITH INSTRUCTIONS FROM THE HOLDER OF SUCH RECEIPT.

         INSIGNIA SOLUTIONS PLC
         P.O. BOX 11230
         NEW YORK, N.Y. 10203-0230

(Continued and to be dated and signed on the reverse side.)

1.   TO RECEIVE THE U.K. STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31,
     2000.

2. RE-APPOINT PRICEWATERHOUSECOOPERS AS U.K. STATUTORY AUDITORS OF THE COMPANY UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AND TO AUTHORIZE THE DIRECTORS TO FIX THEIR REMUNERATION.

     / / FOR / / AGAINST / / ABSTAIN

3.   TO ELECT AS A DIRECTOR JOHN C. FOGELIN.

     / / FOR / / AGAINST / / ABSTAIN

4.   TO RE-ELECT AS A DIRECTOR RICHARD M. NOLING.

     / / FOR / / AGAINST / / ABSTAIN

5.   TO RE-ELECT AS A DIRECTOR ALBERT E. SISTO.

     / / FOR / / AGAINST / / ABSTAIN

6. TO APPROVE A RESOLUTION TO AMEND THE COMPANY'S UK EMPLOYEE SHARE OPTION SCHEME 1996.

     / / FOR / / AGAINST / / ABSTAIN

7. TO APPROVE A RESOLUTION TO AMEND THE COMPANY'S 1995 INCENTIVE STOCK OPTION PLAN.

     / / FOR / / AGAINST / / ABSTAIN

8.   TO APPROVE A RESOLUTION TO INCREASE THE COMPANY'S AUTHORIZED SHARE CAPITAL.

     / / FOR / / AGAINST / / ABSTAIN

9. TO APPROVE A RESOLUTION TO AUTHORIZE THE BOARD TO ALLOT RELEVANT SECURITIES UP TO AN AGGREGATE NOMINAL AMOUNT OF L5,244,849.80, WITH SUCH
     AUTHORIZATION EXPIRING ON APRIL 25, 2006.

     / / FOR / / AGAINST / / ABSTAIN

10. TO APPROVE A RESOLUTION, CONDITIONED ON THE PASSING OF THE RESOLUTION NUMBERED 8 ABOVE, TO AUTHORIZE THE BOARD TO ALLOT EQUITY SECURITIES AS IF
     SECTION 89(1) OF THE U.K. COMPANIES ACT 1985 DID NOT APPLY TO SUCH
     ALLOTMENT.

     / / FOR / / AGAINST / / ABSTAIN

11. The transaction of such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Change of Address Mark Here [ ]

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           Dated:_____________________, 2001


           _________________________________
           (Signature)

           _________________________________
           Signature, if held jointly

Sign, date and return the Proxy Card promptly using the enclosed envelope.

Votes MUST be indicated (X) in Black or Blue ink.


                                 [REVERSE SIDE]